Exhibit 10.5

ARMSTRONG WORLD INDUSTRIES, INC.

2011 LONG-TERM INCENTIVE PLAN

TIME-BASED RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS

1. Grant.

(a) Subject to the terms set forth below, Armstrong World Industries, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) an award of time-based restricted stock units (the “Time-Based Units”) as specified in the 2014 Long-Term Time-Based Restricted Stock Unit Grant letter to which these Grant Conditions relate (the “Grant Letter”). The “Date of Grant” is February 25, 2014. The Time-Based Units are Stock Units with respect to common stock of the Company (“Company Stock”).

(b) The Time-Based Units shall be vested and payable at the end of the Restricted Period if and to the extent the terms of the Grant Letter and these Grant Conditions are met. The “Restricted Period” is the period beginning February 25, 2014 and ending February 25, 2017.

(c) These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letter. This grant is made under the Armstrong World Industries, Inc. 2011 Long-Term Incentive Plan (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan.

2. Vesting.

(a) The Grantee shall vest in the Time-Based Units at the end of the Restricted Period, if the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively, the “Employer”) through February 25, 2017 (the “Vesting Date”).

(b) Except as described below, no Time-Based Units shall vest prior to the Vesting Date.

3. Termination of Employment.

(a) Except as described below, if the Grantee ceases to be employed by the Employer prior to the Vesting Date, the Time-Based Units shall be forfeited as of the termination date and shall cease to be outstanding.

(b) If, after ten months following the Date of Grant but prior to the Vesting Date, the Grantee ceases to be employed by the Employer on account of “55 / 5” Rule Termination (as defined below) or Involuntary Termination (as defined below), the Grantee shall vest in a pro-rated portion of the outstanding Time-Based Units, provided such vesting does not result in a violation of any age discrimination or other applicable law. The pro-rated portion shall be determined by multiplying the number of Time-Based Units by a fraction, the numerator of which is the number of calendar months that elapsed during the period beginning with the first calendar month following the month of grant through the Grantee’s termination date, and the denominator of which is 36. A partial month after the month of grant shall count as a full month for purposes of this calculation. The pro-rated Time-Based Units shall be paid within 60 days after the Grantee’s termination date, as described in Section 6.

(c) If the Grantee ceases to be employed by the Employer prior to the Vesting Date on account of death or the Grantee’s Long-Term Disability (as defined below), the Grantee shall vest in a pro-rated portion of the outstanding Time-Based Units. The pro-rated portion shall be determined by multiplying the number of Time-Based Units by a fraction, the numerator of which is the number of calendar months that elapsed during the period beginning with the first calendar month following the month of grant through the Grantee’s termination date, and the denominator of which is 36. A partial month after the month of grant shall count as a full month for purposes of this calculation. The Time-Based Units shall be paid within 60 days after the date of the Grantee’s termination of employment, as described in Section 6.

4. Change in Control Involuntary Termination. Subject to Section 14 of the Plan, and notwithstanding Section 3 above, if the Grantee has an Involuntary Termination upon or within two years after a Change in Control, and prior to the Vesting Date, the Grantee’s outstanding Time-Based Units shall become fully vested and shall be paid within 60 days after such Involuntary Termination, as described in Section 6. Notwithstanding the foregoing provisions of this Section 4, if the Grantee has a change in control agreement in effect with the Company, the terms of the change in control agreement and not the foregoing sentence shall govern the vesting and payment of the Time-Based Units in the event of termination of employment upon, after or in connection with a Change in Control, to the extent that such change in control agreement conflicts with the terms of these Grant Conditions.

5. Definitions. For purposes of these Grant Conditions and the Grant Letter:

(a) “Cause” shall mean any of the following, as determined in the sole discretion of the Employer: (1) commission of a felony or a crime involving moral turpitude; (2) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Employer; (3) violation of the Employer’s Code of Conduct or employment policies, as in effect from time to time; (4) breach of any written noncompetition, confidentiality or nonsolicitation covenant of the Grantee with respect to the Employer; or (5) gross negligence or misconduct in the performance of the Grantee’s duties with the Employer.

(b) “Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.

(c) “Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.

(d) “”55 / 5” Rule Termination” shall mean the Grantee’s termination of employment other than for Cause after the Grantee has attained age 55 and has completed five years of service with the Employer.

6. Payment. When Time-Based Units vest, shares of Company Stock equal to the number of vested Time-Based Units shall be issued to the Grantee within 60 days after the applicable vesting date, subject to applicable withholding for Taxes. Any fractional shares will be rounded up to the nearest whole share. Notwithstanding any provision of the Plan, the Grant Letter or these Grant Conditions to the contrary, the Time-Based Units shall be settled in shares of Company Stock only.

7. Dividend Equivalents. Dividend Equivalents shall accrue with respect to Time-Based Units and shall be payable subject to the same vesting terms and other conditions as the Time-Based Units to which they relate. Dividend Equivalents shall be credited on the Time-Based Units when dividends are declared on shares of Company Stock from the Date of Grant until the payment date for the vested Time-Based Units. The Company will keep records of Dividend Equivalents in a non-interest bearing cash account for the Grantee. No interest will be credited to any such account. Vested Dividend Equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Time-Based Units. If and to the extent that the underlying Time-Based Units are forfeited, all related Dividend Equivalents shall also be forfeited.

8. Delivery of Shares. The Company’s obligation to deliver shares upon the vesting of the Time-Based Units shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

9. No Shareholder Rights. No shares of Company Stock shall be issued to the Grantee on the Date of Grant, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Time-Based Units.

10. No Right to Continued Employment. The grant of Time-Based Units shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.

11. Incorporation of Plan by Reference. The Grant Letter and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Management Development and Compensation Committee (the “Committee”) shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Time-Based Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letter, these Grant Conditions, and the Time-Based Units shall be final and binding on the Grantee and any other person claiming an interest in the Time-Based Units.

12. Withholding Taxes.

(a) The Employer shall have the right, and the Grantee hereby authorizes the Employer, to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes, social insurance, payroll tax, contributions, payment on account obligations or other amounts required by law to be collected, withheld or accounted for with respect to the Time-Based Units (the “Taxes”). The Employer will withhold shares of Company Stock payable hereunder to satisfy the withholding obligation for Taxes on amounts payable in shares, unless the Grantee provides a payment to the Employer to cover such Taxes, in accordance with procedures established by the Committee. The share withholding amount shall not exceed the Grantee’s minimum applicable withholding amount for Taxes.

(b) Regardless of any action the Employer takes with respect to any such Taxes, the Grantee acknowledges that the ultimate liability for all such Taxes legally due by the Grantee is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Employer. The Grantee further acknowledges that the Employer (i) makes no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Time-Based Units, including the grant, vesting or settlement of the Time-Based Units and the subsequent sale of any shares of Company Stock acquired at settlement and the receipt of any Dividend Equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the Time-Based Units to reduce or eliminate the Grantee’s liability for Taxes. Further, if the Grantee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Grantee acknowledges that the Employer (or the Grantee’s former employer, as applicable) may be required to collect, withhold or account for Taxes in more than one jurisdiction.

13. Company Policies. All amounts payable under the Grant Letter and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.

14. Assignment. The Grant Letter and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Time-Based Units, except to a successor grantee in the event of the Grantee’s death.

15. Section 409A. The Grant Letter and these Grant Conditions are intended to comply with section 409A of the Internal Revenue Code or an exemption, consistent with Section 20(h) of the Plan.

16. Governing Law. The validity, construction, interpretation and effect of the Grant Letter and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.

17. No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Time-Based Units under the Grant Letter and these Grant Conditions, the Grantee acknowledges the following:

(a) the Plan is established voluntarily by the Company, the grant of the Time-Based Units under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of the Time-Based Units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of Time-Based Units, or benefits in lieu of them, even if Time-Based Units have been granted repeatedly in the past;

(c) all decisions with respect to future grants of Time-Based Units, if any, will be at the sole discretion of the Committee;

(d) the Grantee is voluntarily participating in the Plan;

(e) the Time-Based Units and any shares of Company Stock acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer (including, as applicable, the Grantee’s employer) and which are outside the scope of the Grantee’s employment contract, if any;

(f) the Time-Based Units and any shares of Company Stock acquired under the Plan are not to be considered part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the Time-Based Units and the shares of Company Stock subject to the award are not intended to replace any pension rights or compensation;

(h) the grant of Time-Based Units and the Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;

(i) the future value of the underlying shares of Company Stock is unknown and cannot be predicted with certainty. If the Grantee vests in the Time-Based Units and receives shares of Company Stock, the value of the acquired shares may increase or decrease. The Grantee understands that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the Time-Based Units or the shares of Company Stock; and

(j) the Grantee shall have no rights, claim or entitlement to compensation or damages as a result of the Grantee’s cessation of employment (for any reason whatsoever, whether or not in breach of contract or local labor law or the terms of the Grantee’s employment agreement, if any), insofar as these rights, claim or entitlement arise or may arise from the Grantee’s ceasing to have rights under or be entitled to receive shares of Company Stock under or ceasing to have the opportunity to participate in the Plan as a result of such cessation or loss or diminution in value of the Time-Based Units or any of the shares of Company Stock acquired thereunder as a result of such cessation, and the Grantee irrevocably releases the Employer from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.

18. Addendum. Notwithstanding any provisions in these Grant Conditions, the Time-Based Units shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary for legal or administrative reasons. The Addendum constitutes part of these Grant Conditions.

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ADDENDUM

ARMSTRONG WORLD INDUSTRIES, INC.

TIME-BASED RESTRICTED STOCK UNIT GRANT

Additional Terms and Conditions and Notifications

This Addendum includes special terms and conditions that govern the Time-Based Units granted to the Grantee if the Grantee resides in the countries listed herein. These terms and conditions are in addition to the terms and conditions set forth in the Grant Conditions. This Addendum may also include information regarding certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Grant Conditions (of which this Addendum is a part) and the Plan.

Australia

(a) The Grant Letter and Grant Conditions have been prepared for the purpose of providing general information, without taking account of the Grantee’s objectives, financial situation or needs. The Grantee should, before making any decisions, consider the appropriateness of the information in the Grant Letter and Grant Conditions, and seek professional advice, having regard to the Grantee’s objectives, financial situation and needs.

(b) The Company is not licensed to provide financial product advice in Australia in relation to the Time-Based Units and recommends that the Grantee read the Plan, the Grant Letter and the Grant Conditions in full before making a decision to be granted Time-Based Units. There is no cooling-off regime in Australia that applies in respect of the grant of Time-Based Units.

(c) If the Grantee acquires shares of Company Stock under the Plan and offers such shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Grantee should obtain legal advice on disclosure obligations prior to making any such offer.

France

Language Consent. The parties acknowledge that it is their express wish that the agreements, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Netherlands

The Grantee should be aware of the Dutch insider trading rules, which may impact the sale of shares of Company Stock acquired under the Performance Units. In particular, the Grantee may be prohibited from effecting certain share transactions if the Grantee has insider information regarding the Company. Below is a discussion of the applicable restrictions. The Grantee is advised to read the discussion carefully to determine whether the insider rules apply to the Grantee. If it is uncertain whether the insider rules apply, the Company recommends that the Grantee consult with his or her personal legal advisor. Please note that the Company cannot be held liable if the Grantee violates the Dutch insider rules. The Grantee is responsible for ensuring compliance with these rules.

By entering into this Agreement and participating in the Plan, the Grantee acknowledges having read and understood the notification below and acknowledges that it is his or her own responsibility to comply with the Dutch insider trading rules, as discussed herein.

PROHIBITION AGAINST INSIDER TRADING.

Dutch securities laws prohibit insider trading. Under Article 5.56 of the Dutch Financial Supervision Act, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of specific information concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the share price, regardless of the actual effect on the price. The insider could be any employee of the Company or an affiliate in the Netherlands who has inside information as described above.

Given the broad scope of the definition of inside information, certain employees of the Company working at its Dutch affiliate may have inside information and thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when he or she had such inside information